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Commonwealth Income & Growth Fund V, L.P.
Exton, PA



We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 11, 2003, relating to the balance sheet of Commonwealth Income & Growth Fund V, L.P., which is contained in that Prospectus, which is contained in Part II of the Registration Statement.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Philadelphia, Pennsylvania

December 9, 2003